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                                                                    EXHIBIT 99.1

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Company Contact:                             Investor Relations Contacts:
Robert S. McMillan                           William Walkowiak, CFA
Chief Financial Officer                      John Nesbett
New Horizons Worldwide, Inc.                 Lippert/Heilshorn & Associates
(714) 940-8001                               (212) 838-3777


           NEW HORIZONS ANNOUNCES SECOND WAIVER EXTENSION WITH LENDERS

ANAHEIM, CALIF. - FEB. 18, 2003 - New Horizons Worldwide, Inc. (Nasdaq:
NEWH), today announced that it has received a second waiver extension from its lenders. This extension with its consortium of lenders, led by Wells Fargo, N.A., extends the deadline for amending the Company's credit agreement to restructure its debt from February 18, 2003 to February 28, 2003.

Today's announcement follows the January 9, 2003 extension and the November 12, 2002 waiver and amendment of the Company's credit agreement, which was filed with the Securities and Exchange Commission with the Company's quarterly report for the quarter ended September 30, 2002. The waiver and amendment had required that the Company amend its credit agreement to restructure its debt by January 15, 2003.

ABOUT NEW HORIZONS
New Horizons Computer Learning Centers, a subsidiary of New Horizons Worldwide, Inc., was named the world's largest IT training company by IDC in 2002. Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 260 centers in 51 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. Featuring the largest sales force in the IT training industry, New Horizons has over 2,000 account executives, 2,400 instructors and over 2,000 classrooms. For more information, visit www.newhorizons.com.


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